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Exhibit 21

SUBSIDIARIES OF REGISTRANT

Pacific Capital Bank, N.A.
PCB Service Corporation
        Formerly Pacific Capital Commercial Mortgage Corporation
Pacific Capital Service Corporation—Inactive
SBB&T RAL Funding Corporation
SBB&T Automobile Loan Securitization Corporation

All of the above subsidiaries are incorporated in the State of California.

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  Exhibit 21